EXHIBIT 99.1

CYBERGUARD TO ACQUIRE SNAPGEAR, EXTENDING PRODUCT LINE TO

EDGE OF ENTERPRISE AND ADDING EMBEDDED LINUX SECURITY TECHNOLOGY

– Company Expects $16-Million Transaction To Be Accretive to Earnings Per Share –

Ft. Lauderdale, Fla. (November 13, 2003) – CyberGuard Corporation (NASDAQ: CGFW), the technology leader in network security, today announced that the company has signed an agreement to acquire SnapGear for approximately $16 million. SnapGear, a privately held company founded in Australia, is a leading developer of embedded Linux security and offers a popular line of edge firewall/VPN security appliances for the small to medium enterprise markets.

“SnapGear is an ideal acquisition for CyberGuard,” said Pat Clawson, president of CyberGuard. “First, it rounds out our product offering and allows us to meet the demand of enterprise customers who want efficient, dependable security at the edge of their networks. Second, it brings new technology products and expertise into our portfolio since SnapGear incorporates embedded Linux security into their appliances. Third, because SnapGear targets a different market than CyberGuard, their worldwide distribution channel will complement, not replicate, ours. We believe this can generate revenue growth for both entities.”

The transaction is expected to close by the end of the current quarter. When complete, management anticipates that the transaction will be accretive to earnings per share. The transaction will be structured as a merger. The purchase price was calculated at approximately two times revenue for the trailing 12 months. Of that amount, $1.6 million will be in cash and the remainder in stock. There is additional earnout potential of $3.2 million in stock. Twenty-five percent of that is realizable if SnapGear revenues reach a minimum threshold of $12.5 million in the first 12 months after closing; the remaining 75 percent of the potential earnout would be pro-rated for achieving revenues between $12.5 and $15.0 million during that period.

“The acquisition of SnapGear allows us to offer the same full range of products as some of the largest broad-spectrum security appliance providers,” said Clawson. “We will be able to compete more effectively in large enterprise deals where customers are looking for a complete solution that includes high-end application-level security for the core of the enterprise and scalable security devices to protect the edge of the enterprise. This is especially attractive in emerging markets where our company is rapidly expanding. What makes all of this even more attractive is that our next generation central management product, Global Command Center™, will make managing large numbers of security devices throughout a complex enterprise environment simpler than ever before.”

According to market projections by industry analyst In-Stat/MDR in April 2003, the overall firewall/VPN market is projected to exceed $4.0 billion by 2007 with total forecasted market growth representing 20 percent compound annual growth rate (CAGR) from 2001. However, the small to medium enterprise market segment is projected to grow much faster, with an estimated CAGR of greater than 30 percent, reaching $1.9 billion in size by 2007.

Conference Call Information

CyberGuard will discuss the acquisition during a conference call at 4:00 p.m. Eastern Time, on Thursday, November 13, 2003. To participate, please dial 1-706-645-9750 and ask for conference ID number 4002719. A recording of the conference call proceedings will be available two hours after the call’s conclusion on November 13 until midnight Eastern Time on November 20. Both U.S. and International callers may listen to the recording by dialing 1-706-645-9291 and requesting conference ID number 4002719.

About CyberGuard Corporation

CyberGuard Corporation, the technology leader in network security, provides enterprise and electronic commerce security solutions to Global 2000 companies and governments worldwide. CyberGuard’s award winning, industrial-strength firewall/VPN products and services protect the integrity of data and applications from unauthorized access. CyberGuard’s appliances, which include SL, KS, FS and LX models, hold Common Criteria Evaluation Assurance Level 4+ (EAL4+) certification, the most prestigious and rigorous IT security evaluation available. The company has world headquarters in Ft. Lauderdale, Florida, and branch offices worldwide. More information on CyberGuard Corporation can be found at http://www.cyberguard.com.

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About SnapGear

SnapGear, a leader in embedded Linux security, provides design, engineering and fulfillment services for network appliances that ensure secure Internet communications for business. SnapGear partners with OEM customers including Vivendi to deliver custom security solutions worldwide. It also distributes VPN/firewall security products through systems integrators in more than 40 countries. SnapGear’s engineering team has been instrumental in the development of uClinux, which has been ported to more than 100 platforms, as well as the pioneering implementation of Microsoft’s PPTP VPN standard on Linux. SnapGear’s Embedded Linux distribution includes uClinux, which runs in more than 20 million devices globally. For more information, please visit www.snapgear.com.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and the outcome of a class action lawsuit against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2003, and other information filed with the Commission.